EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TEJON RANCH CO. ACQUIRES FULL OWNERSHIP OF

TEJON MOUNTAIN VILLAGE LLC

July 15, 2014 (Tejon Ranch, CA) Tejon Ranch Co. (NYSE: TRC) announced today that it has acquired full ownership of Tejon Mountain Village LLC, having purchased the interest of DMB TMV, LLC (DMB), its partner in the joint venture, for $70 million in cash.

Tejon Ranch Co.’s decision to obtain full ownership of Tejon Mountain Village reflects the company’s growth as a fully integrated real estate company and demonstrates its complete confidence in the future success of the development. As Tejon Mountain Village has achieved full entitlement and is poised to enter the next stages of implementation, Tejon Ranch Co. believed it was important to acquire complete ownership of this significant real estate asset which is located in the heart of its 270,000-acre land holdings. This is consistent with the direction provided by Tejon Ranch Co.’s Board of Directors to develop and enhance the overall entitlement, development and marketing opportunities inherent in the company’s real estate holdings.

“We appreciate and recognize the efforts of DMB in helping us achieve full entitlement for Tejon Mountain Village,” said Gregory S. Bielli, President and CEO of Tejon Ranch Co. “As we progress to the next phases of implementation of this remarkable mountain community, Tejon Ranch Co. looks forward to leading that effort.”

Tejon Mountain Village is planned to be a 26,000-acre residential/resort community located along the ridges and valleys of the Tehachapi Mountains in Tejon Ranch’s beautiful high country.

About Tejon Ranch Co.:

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

Forward Looking Statements:

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future changes to primary home and secondary home markets, future changes to development costs, the ability to obtain various governmental permits, interest rates and other risks inherent in real estate businesses. For further information on factors that could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

CONTACT:	Barry Zoeller, Vice President
Corporate Communications & Marketing
(661) 663-4212
bzoeller@tejonranch.com